EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2011
SECOND QUARTER RESULTS

Revenue and Net Income Increased Year-Over-Year and Quarter-Over-Quarter

FLANDERS, NEW JERSEY (August 1, 2011) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the second quarter of 2011.

2011 Second Quarter Highlights:

•	Second quarter 2011 revenue of $51.5 million increased seven percent as compared with second quarter 2010 revenue.

•	GAAP net income for the second quarter of 2011 was $7.0 million or $0.22 per fully diluted share; non-GAAP earnings per share was $0.28.

•	Cash increased by $11.8 million during the quarter to $93.3 million or $2.91 per diluted share.

•	Process Control Software sales marked second consecutive quarter above $6 million in quarterly revenue.

Recent Business Highlights:

•	Launched the F30™ Advanced Macro Inspection Module and the new WS3880 Wafer Scanner™ Inspection System in the second quarter.

•	Received first orders in the second quarter for our next generation NSX®320 Automated Macro Inspection System for TSV processes.

•	Issued $60 million of 3.75% Convertible Senior Notes due in 2016, after the close of the second quarter.

“Rudolph Technologies again delivered solid financial results in the second quarter,” noted Paul F. McLaughlin, Chairman and Chief Executive Officer. “As compared with 2010, on a year-to-date basis our revenues have increased 15%, while our earnings per share have increased by 59%. In the second quarter, our overall book-to-bill ratio was higher than the industry's ratio of 0.94. These strong results have been driven by advances in mobile smart phones, advanced computing, and tablet connectivity. We continue to gain market acceptance and share with our new products, and continue to leverage our differentiated solutions for both front-end and back-end markets in the minds of our customers.”

Mr. McLaughlin continued, “On July 19 we completed a strategic Convertible Senior Notes offering, which increased the Company's cash balances by $50.4 million. Our goal is to always keep Rudolph Technologies well positioned to take advantage of secular growth opportunities in the markets we serve, and to be prepared to make acquisitions and fund growth should the appropriate opportunities present themselves. This financing with its compelling economic and strategic benefits will do just, that as we are now positioned to explore a broader range of opportunities than we ever could in the past. As has always been the case, our M&A strategy will continue to be a very focused and disciplined process, based on well-defined guidelines. We will continue to consider proven companies, divisions of larger companies and other strategic partnerships with sustainable and differentiated positions in their markets.” McLaughlin concluded, “Rudolph is building, diversifying and growing, with a balanced organic and inorganic strategy that we believe will allow us to outperform in the quarters ahead.”

Second Quarter 2011 Financial Results
Second quarter 2011 revenue totaled $51.5 million, a two percent increase compared with $50.6 million for the 2011 first quarter. During the 2011 second quarter, international sales represented approximately 76 percent of revenue, of which 54 percent was from Asia, while domestic sales accounted for 24 percent. In the second quarter of 2010, international sales represented approximately 82 percent of revenue and domestic sales accounted for 18 percent.

Gross margin was 54 percent in both the 2011 first and second quarters. Higher margin software sales, at 12 percent of total revenue in each quarter were partially offset by an increase in inventory reserves related to older product lines in the first quarter and product mix in the second quarter of 2011.

Operating expenses for the second quarter of 2011 totaled $19.9 million, an increase of $0.7 million from $19.2 million in the 2011 first quarter. Research and development (R&D) expenses for the second quarter totaled $9.6 million, compared with $8.9 million in the first quarter of 2011. Selling, general and administrative (S,G&A) expenses for the second quarter remained the same as first quarter 2011 at $9.9 million. The increase in operating expenses were primarily due to increased project costs, the establishment of the Company's charitable matching gift program, offset by lower incentive compensation costs.

GAAP net income for the second quarter of 2011 was $7.0 million, or $0.22 per share, compared with net income of $6.7 million or $0.21 per share, for the first quarter of 2011. Excluding the after-tax impact of $2.6 million in non-GAAP adjustments, which included litigation, the establishment of the matching gift program and share-based compensation charges, the second quarter 2011 non-GAAP net income was $9.0 million, or $0.28 per diluted share.

Balance Sheet Strength
At June 30, 2011, cash and marketable securities increased $11.8 million to $93.3 million from the previous quarter. Cash proceeds from the Convertible Senior Notes issued after the close of the second quarter increased the Company's cash balances by $50.4 million. During the quarter, accounts receivable decreased to $51.2 million and inventory decreased to $57.1 million. Working capital as of June 30, 2011 increased $10.1 million, ending the quarter at $179.3 million.

Conference Call
Rudolph Technologies will discuss its 2011 second quarter results on a conference call it is hosting today at 4:45 PM EDT. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of the establishment of the charitable matching gift program, litigation fees, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30, 2011	December 31, 2010
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$93,318	$71,749
Accounts receivable, net	51,240	59,758
Inventories	57,052	52,311
Prepaid and other assets	3,955	2,711
Total current assets	205,565	186,529
Net property, plant and equipment	12,550	13,677
Intangibles	13,176	14,063
Other assets	4,476	4,784
Total assets	$235,767	$219,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$15,524	$14,686
Other current liabilities	10,704	12,098
Total current liabilities	26,228	26,784
Non-current liabilities	7,403	7,235
Total liabilities	33,631	34,019
Stockholders' equity	202,136	185,034
Total liabilities and stockholders' equity	$235,767	$219,053

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Revenues	$51,543	$48,349	$102,142	$88,971
Cost of revenues	23,684	23,159	46,986	43,494
Gross profit	27,859	25,190	55,156	45,477
Operating expenses:
Research and development	9,550	8,480	18,445	16,327
Selling, general and administrative	9,858	10,009	19,733	19,015
Amortization	444	413	887	826
Total operating expenses	19,852	18,902	39,065	36,168
Operating income	8,007	6,288	16,091	9,309
Interest income	43	44	85	80
Other income (expense)	(120)	1,040	(96)	751
Income before income taxes	7,930	7,372	16,080	10,140
Provision for income taxes	973	859	2,384	1,582
Net income	$6,957	$6,513	$13,696	$8,558

Net income per share:

Basic	$0.22	$0.21	$0.43	$0.27
Diluted	$0.22	$0.21	$0.43	$0.27

Weighted average shares outstanding:

Basic	31,589	31,216	31,626	31,176
Diluted	32,038	31,437	32,117	31,405

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

GAAP operating income	$8,007	$6,288	$16,091	$9,309
Non-GAAP adjustments:
Establishment of charitable matching gift program	500	—	500	—
Litigation costs	854	738	1,726	1,428
Restructuring expenses (1)	—	340	—	700
Share-based compensation	1,256	1,393	2,537	2,693
Total non-GAAP adjustments	2,610	2,471	4,763	4,821
Non-GAAP operating income	$10,617	$8,759	$20,854	$14,130

GAAP net income	$6,957	$6,513	$13,696	$8,558
Total non-GAAP adjustments	2,610	2,471	4,763	4,821
Income tax effect of non-GAAP adjustments (2)	(541)	181	(966)	(887)
Non-GAAP net income	$9,026	$9,165	$17,493	$12,492

Net income per share:
Basic	$0.29	$0.29	$0.55	$0.40
Diluted	$0.28	$0.29	$0.54	$0.40

1) During the three and six months ended June 30, 2010, the Company recorded restructuring expenses of $0.3 million and $0.7 million for the charges related to the transition of our New Jersey manufacturing facility to our Minnesota facility.

2) For the six month periods ended June 30, 2011 and 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 20.3% and 18.4%, respectively.
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